                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 1)(1)

                              CALICO COMMERCE, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    129897104
-------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /   Rule 13d-1(b)

        / /   Rule 13d-1(c)

        /X/   Rule 13d-1(d)

------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12987104                    13G                  Page 2 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                 (a) / /    (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER                4,047,724
 PERSON WITH:
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                   -0-

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER           4,047,724

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     4,047,724
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     12.1%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 3 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED
          PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                 (a) / /    (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                          0
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  4,182,461 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB
                                  Information Sciences Zaibatsu Fund II,
                                  L.P., a California limited partnership
                                  ("KPCB ZF II") and 7,500 shares are
                                  directly held by KPCB VII Associates.
                                  KPCB VII Associates is the general
                                  partner of KPCB VII and KPCB ZF II.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                     0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  4,182,461 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  and 7,500 shares are directly held by KPCB
                                  VII Associates. KPCB VII Associates is the
                                  general partner of KPCB VII and KPCB
                                  ZF II.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     4,182,461
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     12.5%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 4 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          BROOK BYERS
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                 (a) / /    (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                          0
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java Fund, L.P., a California
                                  limited partnership ("KPCB Java"), and
                                  7,500 shares are directly held by KPCB
                                  VII Associates. KPCB VII Associates is
                                  the general partner of KPCB VII and KPCB
                                  ZF II, and KPCB VIII Associates is the
                                  general partner of the general partner of
                                  KPCB Java. Mr. Byers is a general partner
                                  of KPCB VII Associates and KPCB VIII
                                  Associates. Mr. Byers disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII Associates
                                  and KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                 0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724
                                  shares are directly held by KPCB VII,
                                  127,237 shares are directly held by KPCB
                                  ZF II, 1,174,961 shares are directly held
                                  by KPCB Java, and 7,500 shares are
                                  directly held by KPCB VII Associates.
                                  KPCB VII Associates is the general
                                  partner of KPCB VII and KPCB ZF II,
                                  and KPCB VIII Associates is the general
                                  partner of the general partner of KPCB
                                  Java. Mr. Byers is a general partner of
                                  KPCB VII Associates and KPCB VIII
                                  Associates. Mr. Byers disclaims beneficial
                                  ownership of the shares held directly
                                  by KPCB VII, KPCB ZF II, KPCB VII
                                  Associates and KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 5 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN COMPTON
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                (a) / /     (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                      0
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724
                                  shares are directly held by KPCB VII,
                                  127,237 shares are directly held by KPCB
                                  ZF II, 1,174,961 shares are directly held
                                  by KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.  Mr. Compton
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Compton disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and KPCB
                                  Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                 0
                              --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.  Mr. Compton
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Compton  disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII Associates
                                  and KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 6 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          L. JOHN DOERR
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                               (a) / /    (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                          0
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724
                                  shares are directly held by KPCB VII,
                                  127,237 shares are directly held by KPCB
                                  ZF II, 1,174,961 shares are directly held
                                  by KPCB Java, and 7,500 shares are
                                  directly held by KPCB VII Associates.
                                  KPCB VII Associates is the general partner
                                  of KPCB VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Doerr
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Doerr disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and KPCB
                                  Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                     0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724
                                  shares are directly held by  KPCB
                                  VII, 127,237 shares are directly
                                  held by KPCB ZF II, 1,174,961
                                  shares are directly held by KPCB
                                  Java, and 7,500 shares are directly
                                  held by KPCB VII Associates. KPCB
                                  VII Associates is the general
                                  partner of KPCB VII and KPCB ZF II,
                                  and KPCB VIII Associates is the
                                  general partner of the general
                                  partner of KPCB Java. Mr. Doerr
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Doerr disclaims beneficial
                                  ownership of the shares held
                                  directly by KPCB VII, KPCB ZF II,
                                  KPCB VII Associates and KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 7 of 19 Pages
-------------------------------------------------------------------------------
 (1)  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          WILLIAM R. HEARST III
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                (a) / /     (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.  Mr. Hearst
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Hearst disclaims  beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER           -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.  Mr. Hearst
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Hearst disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII
                                  Associates and KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 8 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          VINOD KHOSLA
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A
     GROUP*                                                 (a) / /    (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.  Mr. Khosla
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Khosla disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                   -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates.  KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.  Mr. Khosla
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Khosla disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 9 of 19 Pages
-------------------------------------------------------------------------------
 (1)  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          JOSEPH LACOB
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A             (a) / /    (b) /X/
     GROUP*
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Lacob
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Lacob disclaims eneficial ownership of
                                  the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                   -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of
                                  KPCB VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Lacob
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Lacob disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 10 of 19 Pages
-------------------------------------------------------------------------------
 (1)  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          BERNARD LACROUTE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A             (a) / /    (b) /X/
     GROUP*
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Lacroute
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Lacroute disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII Associates
                                  and KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                   -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Lacroute
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Lacroute disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII
                                  Associates and KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 11 of 19 Pages
-------------------------------------------------------------------------------
 (1)  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          JAMES LALLY
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A             (a) / /    (b) /X/
     GROUP*
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of
                                  KPCB VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Lally
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Lally disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER               -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Lally
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Lally disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 12 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          DOUGLAS MACKENZIE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF               (a) / /    (b) /X/
     GROUP*
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.
                                  Mr. MacKenzie is a general partner of KPCB
                                  VII Associates and KPCB VIII Associates.
                                  Mr. MacKenzie disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII
                                  Associates and KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                   -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by
                                  KPCB Java, and 7,500 shares are directly
                                  held by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.
                                  Mr. MacKenzie is a general partner of KPCB
                                  VII Associates and KPCB VIII Associates.
                                  Mr. MacKenzie disclaims beneficial
                                  ownership of the shares held directly by
                                  KPCB VII, KPCB ZF II, KPCB VII Associates
                                  and KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 12987104                   13G                   Page 13 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          E. FLOYD KVAMME
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A             (a) / /    (b) /X/
     GROUP*
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER                        -0-
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:
                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java.
                                  Mr. Kvamme is a general partner of KPCB
                                  VII Associates and KPCB VIII Associates.
                                  Mr. Kvamme disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER                   -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  5,357,422 shares of which 4,047,724 shares
                                  are directly held by KPCB VII, 127,237
                                  shares are directly held by KPCB ZF II,
                                  1,174,961 shares are directly held by KPCB
                                  Java, and 7,500 shares are directly held
                                  by KPCB VII Associates. KPCB VII
                                  Associates is the general partner of KPCB
                                  VII and KPCB ZF II, and KPCB VIII
                                  Associates is the general partner of the
                                  general partner of KPCB Java. Mr. Kvamme
                                  is a general partner of KPCB VII
                                  Associates and KPCB VIII Associates.
                                  Mr. Kvamme disclaims beneficial ownership
                                  of the shares held directly by KPCB VII,
                                  KPCB ZF II, KPCB VII Associates and
                                  KPCB Java.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                     5,357,422
     REPORTING PERSON
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          / /
     EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     16.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*                                              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 19 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Calico Commerce, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     330 W. San Carlos Street
                     Suite 300
                     San Jose, CA 95110

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This is a new filer being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto. KPCB VII Associates is general partner of KPCB VII and KPCB ZF II and KPCB VIII Associates is the general partner of the general partner of KPCB Java.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     12987104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VIII Associates, KPCB ZF II and KPCB Java, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Calico Commerce, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                             Page 15 of 19 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature: /s/ Michael S. Curry     Signature:    /s/ Brook H. Byers
           ----------------------                 ----------------------
           Michael S. Curry                       A General Partner
           Attorney-in-Fact

                                    KLEINER PERKINS CAUFIELD & BYERS VII,
                                    L.P., A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB VII Associates, L.P., a California
                                    Limited Partnership, its General Partner

                                    Signature:     /s/ Brook H. Byers
                                                  ---------------------
                                                  A General Partner

                                                             Page 16 of 19 Pages

                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                17

Exhibit B:  List of General Partners of KPCB VII Associates          18

                                                             Page 17 of 19 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Calico Commerce, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature: /s/ Michael S. Curry     Signature:    /s/ Brook H. Byers
           ----------------------                 ----------------------
           Michael S. Curry                       A General Partner
           Attorney-in-Fact

                                    KLEINER PERKINS CAUFIELD & BYERS VII,
                                    L.P., A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB VII Associates, L.P., a California
                                    Limited Partnership, its General Partner

                                    Signature:     /s/ Brook H. Byers
                                                  ---------------------
                                                  A General Partner

                                                             Page 18 of 19 Pages

                                    EXHIBIT B

                               GENERAL PARTNERS OF
              KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Joseph S. Lacob *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

8.   (a) Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

                                                             Page 19 of 19 Pages

9.   (a) James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

10.  (a) Douglas P. MacKenzie *
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

* Listed Individuals is also a general partner of KPCB VIII Associates, L.P., a California limited partnership.